EXHIBIT 10-F-1


                                          March 10, 2005




Mr. Homi B. Patel
Hartmarx Corporation
101 North Wacker Drive
Chicago, Illinois 60606


         Re: Amended and Restated Employment Agreement Effective as of November 27, 2000 (the "Employment Agreement") and Amended and Restated Severance Agreement Effective as of November 27, 2000 (the "Severance Agreement"), each as amended by Letter Agreement dated April 11, 2002

Dear Mr. Patel:

Reference is made to the Employment Agreement and the Severance Agreement between you, as Executive, and Hartmarx Corporation (the "Company"). Hartmarx Corporation has been authorized by the Compensation and Stock Option Committee of the Board of Directors to amend the Employment Agreement and the Severance Agreement in certain respects, effective as of the date hereof, as set forth below.

A.   Employment Agreement

         1. Sections 1 hereby amended by deleting the phrase "President and Chief Executive Officer", in lines 19 and 20 where it appears, and inserting in its place the phrase "Chairman, President and Chief Executive Officer";

         2. Section 3(a) is amended in its entirety to provide as follows:

         "(a) During the Agreement Period the Company shall pay Executive an annual base salary of not less than Executive's base salary in effect as of January 1, 2005 ("Base Salary"). Base Salary shall be paid in accordance with the Company's customary payroll practices. Base Salary may be increased at the discretion of the Compensation and Stock Option Committee of the Company Board of Directors (the "Committee") and once so increased shall not thereafter be decreased, except for across-the-board reductions similarly affecting all executives of the Company."; and

         3. Section 4(d)(iii) and 4(d)(iv) are amended by deleting the phrase "President and Chief Executive Officer" and inserting in its place, the phrase "Chairman, President and Chief Executive Officer".


B.   Severance Agreement

         1. Sections 4(d)(iii) and 4(d)(iv) are hereby amended by deleting the phrase "President and Chief Executive Officer" and inserting in its place, the phrase "Chairman, President and Chief Executive Officer".


         Please sign both copies of this letter where indicated below evidencing your agreement to these amendments to the Employment Agreement and Severance Agreement. When fully executed, this letter will serve as an amendment to the Employment Agreement and Severance Agreement and, except as expressly amended by this letter, the Employment Agreement and Severance Agreement shall each remain in full force and effect in accordance with their respective terms.

                                           Very truly yours,

                                           /s/ RAYMOND F. FARLEY

                                           Raymond F. Farley, Chairman
                                           Compensation and Stock Option
                                           Committee of the Board of Directors


Agreed and Accepted this
10th day of March, 2005


/s/ HOMI B. PATEL
---------------------------
Homi B. Patel